Exhibit 99.1
EBIX PROPOSES TO ACQUIRE HEALTHAXIS
ATLANTA, GA — September 23, 2008 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced today it has made a proposal to acquire all of the outstanding common stock of Healthaxis Inc. (NASDAQ: HAXS) for a total value of approximately $6.8 million.
The proposed merger was outlined today in a letter from Robin Raina, Chairman and Chief Executive Officer of Ebix, Inc., to the Healthaxis Board of Directors. The letter proposes a merger that it believes would create a combined company that would offer substantial and compelling benefits to the shareholders, customers and employees of both Healthaxis Inc. and Ebix Inc.
Ebix expects the transaction would be immediately accretive to its earnings following the closing of the transaction and significantly accretive thereafter. Ebix believes that its offer of merger would create a strong combined company with an annual run rate of approximately $96 million, and a net income and EPS that would be substantially accretive to our shareholders.
Ebix proposes to pay for the transaction as follows:
1. Cash offer of $3.5 million, out of which $3.0 million would be paid to the Healthaxis shareholders, and $0.5 million would be paid as termination fee to BPO Management Services.
2. An additional $3.3 million would be paid to the Healthaxis shareholders, in the form of 33,000 shares of Ebix stock, valued at approximately $100 per share.
3. Ebix will offer a guaranteed downside price cover on the Ebix stock for a period of one year to all Healthaxis shareholders on the Ebix stock given to them, implying that they could sell the stock back to Ebix, for the price at which they received it, at anytime in a period of 12 months from the closing date of the merger.
4. Should Ebix’s stock price change prior to the proposed merger, the number of shares will automatically be adjusted to account for the $3.3 million stock offer.
5. As a financially strong company, Ebix has funds in hand to consummate the above transaction without any borrowings.
The Ebix offer was made in response to the proposed merger of Heathaxis with BPO Management Services (OTC: BPOM).
About Ebix
Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.
With bases in Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company’s website at www.ebix.com.
Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-K for the year ended December 31, 2007. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.
Contacts:
Jesenia Jurado
678-281-2036 or ir@ebix.com